Exhibit 99.1

National Interstate Corporation Reports 2012 Second Quarter Results

Richfield, Ohio, July 31, 2012 – National Interstate Corporation (Nasdaq: NATL) today reported results for the 2012 second quarter and first six months. Net after-tax earnings from operations per share, diluted of $0.36 for the 2012 second quarter and $0.79 for the 2012 first six months decreased compared to the same prior year periods reflecting lower underwriting profits partially offset by higher net investment income. Gross premiums written of $160.1 million for the 2012 second quarter increased 2.3% and gross premiums written $290.4 million for the 2012 first six months were flat compared to the same periods last year.

Earnings

The table below shows the Company’s net income per share determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled to net after-tax earnings from operations, which is a non-GAAP financial measure to better reflect the results related to the ongoing business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011¹	2012	2011¹
	(In thousands, except per share data)		(In thousands, except per share data)
Net after-tax earnings from operations	$6,951	$7,662	$15,515	$17,571
After-tax net realized gain from investments	274	855	1,406	1,635
After-tax impact from balance sheet guaranty for Vanliner	40	(458)	90	(1,729)

Net income	$7,265	$8,059	$17,011	$17,477

Net after-tax earnings from operations per share, diluted	$0.36	$0.39	$0.79	$0.90
After-tax net realized gain from investments per share, diluted	0.01	0.04	0.08	0.08
After-tax impact from balance sheet guaranty for Vanliner per share, diluted	—	(0.02)	—	(0.08)

Net income per share, diluted	$0.37	$0.41	$0.87	$0.90

¹	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26 (“ASU 2010-26”).

Net after-tax earnings from operations include underwriting income and net investment income. After-tax realized gains from investments and the after-tax impact on underwriting results related to the balance sheet guaranty from the Vanliner acquisition are separately presented to better reflect the results related to ongoing business.

Underwriting Results:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011¹	2012	2011¹
Losses and loss adjustment expense ratio	74.7%	72.2%	73.9%	69.7%
Underwriting expense ratio	23.8%	23.6%	23.6%	23.6%

Combined ratio	98.5%	95.8%	97.5%	93.3%

These underwriting ratios exclude the impact of the runoff of the guaranteed Vanliner business based on premiums earned of $0.1 million for the 2012 first six months and $8.3 million and $23.5 million for the 2011 second quarter and first six months, respectively. There were no such premiums earned in the 2012 second quarter.

¹	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26 (“ASU 2010-26”).

Dave Michelson, President and Chief Executive Officer said, “We were disappointed with the underwriting results for the 2012 second quarter which contributed to an elevated combined ratio for the first half of 2012. We have experienced severity in several of our commercial products and our specialty personal lines products are not improving as quickly as we would like. The combination of timing of larger claims, loss cost inflation, and the delayed impact of the rate increases we are now getting in most products has contributed to the rise in our loss and loss adjustment expense (LAE) ratio. On the positive side, our underwriting expenses are well controlled and have remained flat.”

Claims: The loss and LAE ratio for the 2012 second quarter of 74.7% was 2.5 percentage points higher than the 2011 second quarter, which contributed to the 4.2 percentage point variance when comparing the first six months of 2012 and 2011. In both the 2012 first and second quarters, the Company has experienced higher than average claims, primarily severity, in several commercial products which has contributed to the higher than expected loss and LAE ratios. The Company manages a significant number of unique commercial products and those impacted by the higher claims have historically been profitable. In addition, claims related to the specialty personal lines products remain elevated in both 2012 and 2011.

For the 2012 second quarter the Company had favorable development from prior year claims of $0.2 million which compares to $0.7 million of favorable development for the 2011 second quarter.

Underwriting Expenses: The underwriting expense ratios for the second quarter and first six months of both years are consistent and within the expected range.

Investments:

Net investment income of $9.0 million for the 2012 second quarter and $18.1 million for the 2012 first six months was 14.8% and 23.4% above the same periods last year, respectively. The higher investment income is attributable to the portfolio repositioning that occurred in the last half of 2011 when the Company took advantage of the steep yield curve and volatility in the fixed income sectors to reposition its portfolio into higher yielding investments. As expected, 2012 second quarter net investment income was flat compared to the 2012 first quarter given the continued low fixed income yields that are available for maturing investments and cash flows from operations.

The Company maintains a high quality and diversified portfolio with approximately 94% of its fixed income portfolio rated NAIC 1 or 2 and an effective duration of 4.0 years. The fair value and unrealized gains (losses) of fixed maturities and equity securities were as follows:

	June 30, 2012
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S government and agencies	$108,425	$6,492
Foreign government	5,691	65
State and local government	365,129	15,252
Mortgage backed securities	246,908	3,104
Corporate obligations	228,006	9,046
Preferred redeemable securities	5,962	43

Total fixed maturities	$960,121	$34,002

Equity securities	$25,341	$2,631

Total fixed maturities and equity securities	$985,462	$36,633

Gross Premiums Written

The table below summarizes gross premiums written by business component:

	Three Months Ended June 30,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$92,006	57.5%	$88,584	56.6%
Transportation	47,731	29.8%	46,322	29.6%
Specialty Personal Lines	14,149	8.8%	15,130	9.7%
Hawaii and Alaska	4,709	2.9%	4,515	2.9%
Other	1,535	1.0%	1,934	1.2%

Gross premiums written	$160,130	100.0%	$156,485	100.0%

	Six Months Ended June 30,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$168,444	57.9%	$169,445	58.3%
Transportation	82,938	28.6%	80,419	27.7%
Specialty Personal Lines	27,202	9.4%	29,790	10.2%
Hawaii and Alaska	8,589	3.0%	8,193	2.8%
Other	3,182	1.1%	2,951	1.0%

Gross premiums written	$290,355	100%	$290,798	100%

Alternative Risk Transfer (ART): The ART component grew 3.9% for the 2012 second quarter and was slightly down for the 2012 first six months compared to the same 2011 periods. The growth in this component was attributable to new customers, an increase in exposures and the continuing very high customer retention. Offsetting the growth was the residual impact of a product that was terminated in 2011.

Transportation: The Transportation component grew approximately 3.0% in the 2012 second quarter and first six months due to an increase in exposures and new customers in the truck and moving and storage products. In addition, a portion of the growth is the result of rate increases that are starting to occur with some regularity.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component again declined in the 2012 second quarter, resulting in a decrease of 8.7% for the 2012 first six months. Underwriting and pricing actions related to the commercial vehicle product and a trend towards purchasing direct versus through agents for the recreational vehicle product have adversely affected the top line for this component.

Hawaii and Alaska: Gross premiums written for the 2012 second quarter and first six months were 4.3% and 4.8% percent ahead of the same periods last year, respectively. For the past several quarters, Hawaii and Alaska gross premiums written have varied between single digit growth and single digit decline.

Mr. Michelson commented, “We expected flat top line results through the first half of 2012 because of the actions we took last year related to two products in the program business portion of the ART component, which comprised 8.2% of 2011 second quarter gross premiums written, and underwriting actions related to the specialty personal lines products. However, we are encouraged by the modest overall increase in gross premiums written for the quarter and growth in three of the four components.”

Summary Comments

“Our top line is performing as expected and improved investment income has added to our profitability,” stated Mr. Michelson. “However, our underwriting results for the first six months of 2012 are below our expectations of a combined ratio in the low to mid 90’s. Adverse claims including large claims in traditionally well performing products have impacted the results. We have and will continue to closely monitor all large commercial accounts not meeting our underwriting expectations for appropriate action, and we are getting rate increases in most of our commercial products. In our Specialty Personal Lines component, we have filed rate increases in virtually all states in both the recreation vehicle and commercial vehicle products. We believe all of these actions will have a favorable impact going forward.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2012 second quarter results tomorrow, Wednesday, August 1, 2012 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

www.natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011(c)	2012	2011(c)
Operating Data:
Gross premiums written	$160,130	$156,485	$290,355	$290,798

Net premiums written	$135,755	$133,742	$242,470	$243,994

Premiums earned	$110,866	$106,464	$220,991	$211,603
Net investment income	8,953	7,796	18,136	14,698
Net realized gains on investments (*)	421	1,316	2,163	2,516
Other	814	854	1,643	1,970

Total revenues	121,054	116,430	242,933	230,787
Losses and loss adjustment expenses	82,860	78,570	163,413	153,229
Commissions and other underwriting expenses	22,636	21,417	44,170	41,912
Other operating and general expenses	4,569	4,095	9,499	8,636
Expense on amounts withheld	971	979	2,011	1,819
Interest expense	63	55	125	109

Total expenses	111,099	105,116	219,218	205,705

Income before income taxes	9.955	11,314	23,715	25,082
Provision for income taxes	2,690	3,255	6,704	7,605

Net income	$7,265	$8,059	$17,011	$17,477

Per Share Data:
Net income per common share, basic	$0.37	$0.42	$0.88	$0.90
Net income per common share, assuming dilution	$0.37	$0.41	$0.87	$0.90

Weighted number of common shares outstanding, basic	19,415	19,368	19,412	19,367
Weighted number of common shares outstanding, diluted	19,535	19,482	19,540	19,479

Cash dividend per common share	$0.10	$0.09	$0.20	$0.18

(*) Consists of the following:
Realized gains before impairment losses	$485	$1,316	$2,307	$2,516

Total losses on securities with impairment charges	(64)	—	(144)	—
Non-credit portion recognized in other comprehensive income	—	—	—	—

Net impairment charges recognized in earnings	(64)	—	(144)	—

Net realized gains on investments	$421	$1,316	$2,163	$2,516

GAAP Ratios:
Losses and loss adjustment expense ratio	74.7%	73.8%	73.9%	72.4%
Underwriting expense ratio	23.8%	23.2%	23.6%	23.0%

Combined ratio	98.5%	97.0%	97.5%	95.4%

Return on equity (a)			9.5%	11.0%
Average shareholders’ equity			$358,742	$318,271

			At June 30,	At December 31,
			2012	2011(c)
Balance Sheet Data (GAAP):
Cash and invested assets			$1,060,649	$1,021,104
Reinsurance recoverable			191,756	199,081
Intangible assets			8,504	8,660
Total assets			1,595,211	1,523,378
Unpaid losses and loss adjustment expenses			786,888	776,576
Debt			22,000	22,000
Total shareholders’ equity			$368,586	$348,899
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities			$346,483	$331,832
Book value per common share, basic (at period end)			$18.98	$17.99
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)			$17.85	$17.11
Common shares outstanding at period end (b)			19,416	19,398

(a)	The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period
(b)	Common shares outstanding at period end include all vested common shares. At June 30, 2012 and December 31, 2011 there were 60,000 and 73,800, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.
(c)	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26